Exhibit 99.1

B2 Digital’s B2FS 165 (Saturday) to Kick Off the B2 Fighting Series on FITE

The B2 Fighting Series comes to the premium global media platform for 50 events per year with PPV and FITE+ subscription service options

TAMPA, FL, June 10, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce that the B2 Fighting Series is now available on the FITE streaming media platform, with past B2FS events becoming available on the FITE+ subscription service beginning yesterday, June 9, and new fight nights appearing on FITE as live pay-per-view (PPV) events, beginning tomorrow, Saturday, June 11, when the B2 Fighting Series heads back to Birmingham, Alabama for a hard hitting night of MMA action at B2FS 165.

What: B2 Fighting Series 165, Amateur and Professional LIVE MMA
Where: Bill Harris Arena in Birmingham, Alabama
When: Saturday, June 11. Doors open at 6pm ET. PPV Broadcast starts at 7pm ET on FITE+

Physical seats have nearly sold out for live attendance, but tickets can still be purchased at the door. Fans can also watch from home on FITE+, Apple TV, or Amazon Fire TV.

With over 6 million registered users, FITE is a premium global platform for live sports and entertainment offering many of the industry's marquee PPV events and SVOD packages.

“B2 Fighting Series is aggressive about both growth and innovation,” said Michael Weber, COO of FITE. “Both are traits we like at FITE. Their Metaverse events and constant push into new markets are great examples of their ambition, and we’re proud to partner with them to get the action in front of the best fans and subscribers in the world.”

The first B2 Fighting Series event to appear on FITE is B2FS 153. That event can now be streamed on demand on FITE beginning yesterday. B2FS 153 took place live on March 26, 2022, at the historic Dothan Civic Center in Dothan, Alabama, featuring pro lightweights Nathan Williams and Chuka Willis squaring off in the Main Event. Watch B2FS 153 – VOD on FITE+ – June 9th

That will be followed by B2FS 165, which will feature a stacked fight card available on FITE as a live PPV event tomorrow night (June 11) from the Bill Harris Arena in Birmingham, Alabama. Watch B2FS 165 – Live PPV – June 11th

B2 matchmaker Brandon ‘Hardrock’ Higdon commented, “We head back to the Bill Harris Arena this weekend with a huge fight card featuring national and local MMA talent. The main event will feature the final first round matchup in the B2 Fighting Series Flyweight Grand Prix, as California fighter Taylor Alfaro tries to get past the tough Israel Galvan to secure his 6th win as a pro. Galvan is looking for a fourth straight victory. The winner will move on to the semifinals to take on Brian Hauser. In the co main event, undefeated local pro prospect David “Danger Dave” Clark will take on Detroit’s gritty veteran Darren Gibbs who is coming off a highlight reel submission victory in his last fight.”

B2FS 165 will feature 3 pro and 8 amateur fights. On the amateur side of the card, 11 of the 16 fighters are from Alabama. The amateur card will feature a battle of undefeated welterweights as Austin Threatt takes on Shane Jackson. Elijah Brantley will take on Corey Thomas. And Frank Townser and Alex Riley will finally battle in the cage in a highly anticipated local matchup.

“FITE will offer us a big new audience and distribution footprint expansion, and we are going to kick that deal off with a tremendous fight card and great night of MMA action at B2FS 165!” commented Greg P. Bell, Chairman and CEO of B2 Digital.

Find out more about the FITE + subscription package.

Don’t miss this amazing night! For tickets, head to www.b2fs.com.

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About B2Digital Inc.

B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The Official B2 Training Facilities Network, which is comprised of ONE MORE Gym and Spartan Fitness. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The B2 Training Facilities segment operates primarily through its ONE More Gym brand and its Spartan Fitness Facilities brand. The Company currently operates five ONE More Gym locations, with plans to continue to scale up the B2 Training Facilities segment at a pace of 15 new locations over the next 3 years. Both ONE MORE Gym and Spartan Fitness locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

ABOUT FITE

FITE is the premium global platform for live sports and entertainment offering many of the industry's marquee PPV events and SVOD packages with over 6MM registered users. FITE is available worldwide through its iOS and Android mobile apps, Apple TV, Android TV, ROKU, Amazon Fire TV and Huawei apps. In addition, FITE supports Samsung, LG, Cox Contour, Vizio SmartCast™, Virgin Media, Shaw Communications’ Blue Curve IPTV, Foxxum, Chromecast, PS4, XBOX, ZEASN, Netrange, Vidaa/Hisense, VEWD, Netgem TV, Comcast’s Xfinity 1 and Xfinity Flex as well as 7,000 models of Smart TVs. Available online at www.FITE.tv. Follow us on Twitter, Instagram, YouTube, LinkedIN and Facebook.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

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